                                                                    EXHIBIT 12.1

                             R&B FALCON CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)





                                               Three Months
                                              Ended March 31,                 Years Ended December 31,
                                            ------------------   -------------------------------------------------
                                              1998       1997       1997      1996       1995       1994      1993
                                            --------   -------   --------   -------    --------   -------   ------
Income (loss) from continuing operations
  before income tax expense, minority
  interest and extraordinary gain            $113.5      $ 61.0      $250.1      $140.1   $ 32.6   $ (2.8)   $ 10.9
Add
    Portion of rents representative of the
      interest factor                           3.4         2.9        12.1         6.8      3.2      5.9       4.9
    Interest on indebtedness inclusive of
      amortization of deferred financing
      charges                                  13.9        10.1        46.3        43.0     34.6     26.4      17.1
                                             ------      ------      ------      ------   ------   ------    ------
         Income as adjusted                  $130.8      $ 74.0      $308.5      $189.9   $ 70.4   $ 29.5    $ 32.9
                                             ======      ======      ======      ======   ======   ======    ======
Fixed charges
    Interest on indebtedness inclusive of
      amortization of deferred financing
      charges                                $ 13.9      $ 10.1      $ 46.3      $ 43.0   $ 34.6   $ 26.4    $ 17.1
    Interest capitalized                        6.3         3.0        10.8         4.9      0.4      0.6        --
    Portion of rents representative of the
      interest factor                           3.4         2.9        12.1         6.8      3.2      5.9       4.9
                                             ------      ------      ------      ------   ------   ------    ------

         Fixed charges                       $ 23.6(a)   $ 16.0(a)   $ 69.2(a)   $ 54.7   $ 38.2   $ 32.9    $ 22.0
                                             ======      ======      ======      ======   ======   ======    ======
Ratio of earnings to fixed charges              5.5         4.6         4.5         3.5      1.8        -(b)    1.5
                                             ======      ======      ======      ======   ======   ======    ======


(a) Fixed charges for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997 exclude interest cost of $7.3 million, $4.5 million and $1.2 million, respectively, related to the debt of joint venture companies guaranteed by R&B.
(b) As a result of the loss incurred in 1994 earnings did not cover fixed charges by $3.4 million.



           COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)


The following computation reflects on a pro-forma basis, earnings available for fixed charges and resultant ratio. The computation gives effect to the sale of the senior notes.

                                                                                          Three Months Ended         Year Ended
                                                                                            March 31, 1997        December 31, 1997
                                                                                          ------------------      -----------------
Income as adjusted                                                                             $    130.8            $    308.5
                                                                                               ==========            ==========

Fixed charges                                                                                  $     23.6            $     69.2

Pro forma adjustments
     Interest on portion of senior notes that will be used to retire existing debt                   15.6                  54.4
     Amortization of deferred financing charges on portion of senior notes that
       will be used to retire existing debt                                                           0.4                   1.4
     Interest requirements reduction attributable to substitution of proceeds from
       the sale of the senior notes offered hereby for the debt that is to be retired               (18.4)                (64.9)
                                                                                               ----------            ----------
           Pro-forma fixed charges                                                             $     21.2            $     60.1
                                                                                               ==========            ==========

Pro-forma ratio of earnings to fixed charges                                                          6.2                   5.1
                                                                                               ==========            ==========